Exhibit 5.15

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 E. Fourth Street

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as New Jersey counsel for Institutional Health Care Services, LLC, a New Jersey limited liability company (the “Guarantor”), in connection with the guarantee (the “Debt Guarantee”) of debt securities (the “Debt Securities”) to be issued pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between the Company and U.S. Bank National Association (successor trustee to SunTrust Bank), as trustee, dated June 13, 2003, which are filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on November 5, 2014.

Terms used (but not defined) herein have the meanings assigned to them in each of the Indentures.

We have reviewed an electronic copy of the Indentures.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, limited liability company records and certificates of public officials and officers of the Guarantor described in Exhibit A and have conducted such investigation of law as we have deemed appropriate to give the opinions set forth below. In addition, we have relied as to certain matters of fact upon the representations of the Guarantor contained in the Indentures and in the Secretary’s Certificate of the Guarantor dated November 5, 2014.

Omnicare, Inc.

November 5, 2014

We have assumed without independent investigation and without opining thereon that the following facts and conclusions are accurate:

a)	All signatures on all instruments and documents submitted to us are genuine; all documents and other records submitted to us as originals are authentic and complete; and all documents and other records submitted to us as copies are accurate and complete copies of the originals thereof. No modifications or amendments have been made to the Indentures since the date of execution or to the Certificate of Limited Liability Company or Limited Liability Company Agreement since the dates referenced on Exhibit A.

b)	The sole member of the Guarantor duly authorized, executed and delivered the Limited Liability Company Agreement of the Guarantor and such agreement remains in full force and effect and has not been amended, orally or in writing.

c)	The sole member of the Guarantor has not agreed to take or taken any action to dissolve the Guarantor.

d)	The sole member named in the Limited Liability Company Agreement is and has been continuously since July 6, 2006, the sole member of the Guarantor.

e)	Each provision of the Indentures is enforceable under New York law.

f)	None of the representations or warranties in the Indentures or the Registration Statement contains any untrue statement of material fact or omits to state any material fact necessary to make such statements not misleading.

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Guarantor is a limited liability company formed under the New Jersey Limited Liability Company Act and its status is active.

2. The Guarantor has the limited liability company power to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees.

3. The Debt Guarantees, upon being duly authorized by all necessary limited liability company action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for limited liability company law purposes by the Guarantor.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

a)	We express no opinion as to the law of any jurisdiction other than the law of the State of New Jersey.

Omnicare, Inc.

November 5, 2014

b)	In expressing the opinion set forth in paragraph 1, we have relied solely on the Certificate dated October 20, 2014 of the Division of Revenue and Enterprise Services of the Department of Treasury of the State of New Jersey as to the active status of the Guarantor in the State of New Jersey.

c)	The opinions expressed herein are based upon facts and applicable laws covered by our opinions, each as in existence on this date. We assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may come to our attention or any change in law that may occur. The opinions contained herein are legal opinions only and do not constitute a guarantee or warranty of the matters stated. The opinions are limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use to our name under the caption—“Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ E. Carolan Berkley
E. Carolan Berkley,
A Partner

EXHIBIT A

Secretary’s Certificate of the Guarantor dated November 5, 2014.

Certificate of Formation, Limited Liability Company filed with the Division of Revenue in the Department of the Treasury of New Jersey (the “Filing Office”) on October 11, 2005 and Certificate of Merger/Consolidation filed with the Filing Office on July 10, 2006.

Certificate dated October 20, 2014, issued by the Filing Office as to the valid existence of the Guarantor in the State of New Jersey.

Limited Liability Company Agreement dated July 6, 2006.